Exhibit 10.2

CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT

This Confidentiality and Restrictive Covenants Agreement (“Agreement”) is made and entered into as of the 28th day of June, 2023 (“Effective Date”), by and between OLD NATIONAL BANCORP, an Indiana corporation, OLD NATIONAL BANK, a wholly-owned subsidiary of Old National Bancorp (Old National Bancorp and Old National Bank are referred to collectively in this Agreement as the “Employer”) and XXXXX (“Executive”) (collectively, the “Parties”).
In consideration of Executive’s employment by Employer, and other good and valuable consideration provided to Executive, the receipt and adequacy of which are hereby acknowledged by all parties hereto, the parties agree as follows:

1.LEGITIMATE INTEREST. Due to the nature of the business of Employer, certain employees, including Executive, shall have access to Confidential Information and trade secret information of Employer. Likewise, via Executive’s employment, Executive shall receive specialized training and/or shall be introduced to, given the opportunity to develop personal contacts with, and actually develop an advantageous familiarity as to Employer’s Clients. If the confidential or trade secret information, or contacts and familiarity were made available to Employer’s competitors or other individuals outside Employer, or otherwise used against Employer’s interests, it would result in a loss of business or competitive position for Employer and/or harm Employer’s goodwill and investment in developing and maintaining its business relationships. Executive also agrees that Executive holds a position uniquely essential to the management, organization, and/or service of Employer.
2. DISCLOSURE OF EXISTING OBLIGATIONS. Except as disclosed in writing on Attachment A, and except for any existing agreement between Executive and Employer, Executive certifies the following:
(a)Executive is not bound by any written agreement or other obligation that directly or indirectly (i) restricts Executive from using or disclosing any confidential or proprietary information of any person or entity, (ii) restricts Executive from competing with, or soliciting actual or potential customers or business from, any person or entity, (iii) restricts Executive from soliciting any current or former employees of any person or entity, or (iv) limits Executive’s ability to perform any assigned duties for Employer.
(b)Executive does not have in Executive’s possession any confidential or proprietary information or documents belonging to others (except as disclosed in Attachment A), and will not use, disclose to, or induce Employer to use any such information or documents. To the extent Executive possesses any confidential information or documents from a former employer, Executive agrees to immediately return any such confidential information or documents to the owner unless Executive has express written authorization to retain it or them, or destroy such information or documents.
(c)Executive understands that Employer expects Executive to fulfill any contractual and fiduciary obligations Executive may owe to any former employer, and Executive agrees to do so. Prior to execution of this Agreement, Executive certifies that Executive tendered to Employer all agreements and understandings described in this Section.

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3.WORK MADE FOR HIRE – ASSIGNMENT OF INVENTIONS
(a)Executive understands and agrees to promptly disclose to Employer, or any persons designated by it, all Work. Executive agrees to and hereby assigns and transfers to Employer, effective as of the date of its creation, any and all rights, title and interest Executive may have or may acquire in any Work (including any Work not deemed, for whatever reason, to have been created as a work made for hire under applicable law), effective as of the date of its creation, including any and all intellectual property rights in the Work, and the right to prosecute and recover damages for all infringements or other violations of the Work.
(b)Executive hereby gives Employer the unrestricted right to use, display, distribute, modify, combine with other information or materials, create derivative works based on, sell, or otherwise exploit for any purpose, the Work and any portion thereof, in any manner and medium throughout the world. Executive irrevocably waives and assigns to Employer any and all so-called moral rights Executive may have in or with respect to any Work. Upon Employer’s request, Executive shall promptly execute and deliver to Employer any and all further assignments, patent applications, or such other documents as Employer may deem necessary to effectuate the purposes of this Agreement. Executive hereby irrevocably designates and appoints Employer and its officers and agents as Executive’s agent and attorney-in-fact, with full powers of substitution, to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts as permitted in the preceding paragraph with the same legal effect as if executed by Executive. Employer shall only use the foregoing agency and power if Executive fails to execute any document or instrument described above within five (5) business days after Employer’s request. Executive hereby waives and quitclaims to Employer all claims of any nature which Executive now has or may later obtain for infringement of any intellectual property rights assigned under this Agreement or otherwise to Employer.
(c)Executive has identified on Attachment B all previously created inventions or improvements relevant to the subject matter of Executive’s engagement with Employer that Executive desires to exclude from the assignment and use provisions of this Section 3. If there is no such list on Attachment B, Executive represents that Executive has made no such inventions and improvements at the time of signing this Agreement.
(d)The provisions of this Agreement requiring the assignment to Employer of Executive’s rights to certain inventions do not apply to an invention for which no equipment, supplies, facility, Confidential Information, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of Employer, or (B) to Employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for Employer.
4.REASONABLE RESTRICTIONS. Executive acknowledges that it is necessary and appropriate for Employer to protect its legitimate business interests by restricting Executive’s ability, as allowable by law and outlined in this Agreement, to engage in certain competitive activities and any violation of the confidentiality and restrictive covenants contained herein would result in irreparable injury to Employer’s legitimate business interests. The Parties agree that the confidentiality and restrictive covenants contained in this Agreement are reasonable and drafted narrowly to safeguard Employer’s legitimate business interests while not unreasonably interfering with Executive’s ability to obtain other employment.

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5.ADDITIONAL CONSIDERATION. Executive understands that Employer would not hire or continue to employ Executive, as applicable, absent this Agreement, which includes the confidentiality and restrictive covenants contained herein. Further, as a result of such employment, Executive shall be given access to Employer’s Confidential Information, which shall constitute independent consideration for the confidentiality and restrictive covenants contained in this Agreement and would not be given to Executive without Executive’s agreement to abide by the terms and conditions of this Agreement. Moreover, Executive acknowledges the compensation Executive will earn in connection with Executive’s employment, the additional consideration provided to Executive under the Employment Agreement to which this Agreement is attached (the “Employment Agreement”), including without limitation, the opportunity to receive severance, and Executive acknowledges Executive would not receive this consideration but for Executive’s agreement to these terms.
6.DEFINITIONS.
For the purposes of this Agreement, capitalized terms shall have the definitions set forth below:

“Client” and “Clients” means any person or entity with respect to whom or which (a) Employer sold or provided any service or product at any time during the twelve (12) months immediately preceding the Termination Date, or (b) Employer actively solicited for the purpose of selling or providing any service or product and with whom or which Executive had material contact or about whom or which Executive learned any Confidential Information.

“Competing Products or Services” means any business, product or service that is or are the same as, related to, similar to, or competitive with any banking, lending, depository, treasury management, wealth management, investment advisory, investment or other business, product or service (a) that Employer is researching, considering, marketing, developing, utilizing, selling, and/or providing at any time during the twelve (12) months immediately preceding the Termination Date, or (b) that Employer has marketed, developed, utilized, sold, or provided at any time during the twelve (12) months immediately preceding the Termination Date.

“Competing Business” means any bank, financial institution, financial services company, investment advisory or other business that provides, develops, researches, creates, markets, and/or sells one or more Competing Products or Services.

“Confidential Information” shall mean information, whether verbal, written, electronic or in any other medium and all copies thereof, that Employer owns, creates, develops, generates, acquires or possesses, that it uses or is potentially useful in its business, that it treats as confidential, private, or proprietary, that is not generally known to the public, including, but not limited to, trade secrets; financial information and data; business or marketing plans, practices, affairs and strategies; proprietary computer programs and other methods of operation, techniques, systems and processes; intellectual property and other research and development; statistical data and analyses; information concerning Employer’s planned or pending products, services, acquisitions or divestitures; personnel information, including the identity of officers and employees of Employer, their responsibilities, competence, abilities and compensation; financial, accounting and similar records of Employer or any fund or account managed by Employer; current and prospective client lists; information relating to clients and prospective clients and their respective businesses, affairs and strategies, as well as their financial, lending, depository, investment and other banking needs and their officers and other employees; client financial statements, investment objectives, the nature of their investment portfolios and contractual agreements with Employer, and other personal or non-public client information; and other information received by Employer from third parties in confidence or pursuant to a duty of confidentiality.

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“Restricted Area” means any geographical area within a fifty (50) mile radius of any current or future office of Employer or any office of Employer with respect to which Employer began expansion or acquisition planning or efforts within the twelve (12) months preceding the Termination Date.

“Restricted Period” means the period from the date Executive signs this Agreement, during Executive’s employment with Employer, and through the date that is twelve (12) months after Executive’s Termination Date, unless otherwise extended by Executive’s breach of this Agreement as outlined herein.

“Termination Date” means the date as of which Executive’s employment with Employer terminates for any reason.

“Work” means all concepts, data, databases, inventions, formulas, discoveries, improvements, trade secrets, original works of authorship, know-how, algorithms, computer programs, software, code, publications, websites, designs, proposals, strategies, processes, methodologies and techniques, and any and all other information, materials and intellectual property, in any medium that Executive, alone or jointly, creates, conceives, develops, or reduces to practice or causes another to create, conceive, develop, or reduce to practice, shall be a “work made for hire” within the meaning of that term under United States Copyright Act, 17 U.S.C. §§ 101 et seq.

7.CONFIDENTIAL INFORMATION, NONDISCLOSURE. Executive acknowledges that Employer has spent extensive time, effort and resources developing and maintaining Confidential Information and that, solely as a result of Executive’s employment with Employer, Executive has had and will continue to have access to such Confidential Information. Executive further acknowledges that Employer has taken reasonable measures to protect and maintain its Confidential Information. Executive agrees that during Executive’s employment with Employer and following the Termination Date:
(a)Executive will not disclose or transfer, directly or indirectly, any Confidential Information to any person or entity other than as authorized by Employer. Executive understands and agrees that disclosures authorized by Employer for the benefit of Employer must be made in accordance with Employer’s policies and practices designed to maintain the confidentiality of Confidential Information, for example providing information after obtaining signed non-disclosure or confidentiality agreements,
(b)Executive will not use, directly or indirectly, any Confidential Information for the benefit or profit of any person or entity, including Executive, other than Employer,
(c)Executive will not remove or transfer from any of Employer’s offices or premises any materials or property of Employer (including, without limitation, materials and property containing Confidential Information), except as is strictly necessary in the performance of Executive’s duties as an employee of Employer,

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(d)Executive will not copy any Confidential Information except as needed in furtherance of and for use in Employer’s business. Executive agrees that copies of Confidential Information must be treated with the same degree of confidentiality as the original information and are subject to the same restrictions contained in this Agreement,
(e)Executive agrees to take all reasonable steps to preserve the confidential and proprietary nature of Confidential Information and to prevent the inadvertent or accidental disclosure of Confidential Information, and
(f)Executive will not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of Executive’s work for Employer except when obtained through lawful means.
The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and the Termination Date. To the extent required, if applicable law requires a specific time limit on Executive’s confidentiality obligations hereunder, the obligations under this Section shall remain in place during Executive’s employment and for a period of twelve (12) months following the Termination Date.

From time to time, Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release Executive from Executive’s obligations with respect to such Confidential Information.

Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 and the rules and regulations thereunder), or otherwise providing information to or participating in a government investigation, without notice to or consent from Employer. Moreover, the Defend Trade Secrets Act of 2016 immunizes Executive against criminal and civil liability under federal or state trade secret laws under certain circumstances if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Executive discloses a trade secret in either of these two circumstances: (i) Executive discloses the trade secret (A) in confidence, (B) directly or indirectly to a federal, state or local government official or to Executive’s lawyer, and (C) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed under seal.

8.RESTRICTIVE COVENANTS. Executive agrees to and promises to comply with each of the separate and divisible restrictions contained in this Section.
8.1    Non-Competition. Executive hereby understands and acknowledges that, by virtue of Executive’s position with Employer, Executive has obtained advantageous familiarity and personal contacts with Clients, wherever located, and the Confidential Information, trade secrets, business, operations, affairs and strategies of Employer. Accordingly, during the Restricted Period, Executive shall not, within the Restricted Area, directly or indirectly as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, whether or not for consideration, (a) act in the same or substantially similar capacity that Executive acted in for Employer, for any person or entity that is engaged in a Competing Business or is actively planning to engage in a Competing Business with Employer, (b) act in any capacity, for any person or entity that is engaged in a Competing Business, or

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is actively planning to engage in a Competing Business with Employer, to the extent Executive would inevitably rely upon or use Employer’s Confidential Information or trade secrets in their work for that Competing Business, or (c) take, facilitate, or encourage any action the purpose or effect of which is to evade the intent of this Subsection. Given the extent to which Executive will have access to Employer’s Confidential Information, and the ability of Executive to carry out Executive’s work remotely, regardless of physical location, the geographic scope of the post-employment restriction in this Subsection shall be the Restricted Area, which Executive acknowledges is a reasonable restriction representative of Executive’s knowledge of Employer’s business and geographical reach. This Subsection shall not restrict Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. Executive acknowledges and agrees that, due to the level of trust and responsibility given to Executive while in Employer’s employment, and the level and depth of Confidential Information and trade secrets entrusted to Executive, Executive’s employment with a Competing Business within twelve (12) months following the Termination Date would result in the inevitable reliance, use or disclosure of Confidential Information and trade secrets and, in addition, the restrictions in this Subsection are reasonable and necessary to protect against such inevitable disclosure.

8.2    Non-Solicitation Of Employer’s Clients. During the Restricted Period, Executive shall not, directly or indirectly: (a) provide, sell, or market any Competing Products or Services to any Client, (b) assist in the selling or marketing of any Competing Products or Services to any Client, or (c) attempt to provide, sell, or market any Competing Products or Services to any Client. For purposes of this provision, “directly or indirectly” means, without limitation, that Executive shall not be permitted to contact, nor shall Executive encourage, influence, assist, or otherwise support another person or entity in making such contact, for the purpose of soliciting, selling, or influencing any Client, which Executive agrees is a reasonable limitation to prevent cross marketing or leveraging of Executive’s relationship with or knowledge related to Clients. This restriction shall not include or prohibit Executive from working for or on behalf of a person or entity that is not a Competing Business.

8.3    Non-Interference With Business Relationships. During the Restricted Period, Executive shall not solicit, urge, or induce, or attempt to solicit, urge, or induce, any: (a) Clients, or (b) any person or entity with whom or which Employer has or had a business relationship (provided such person or entity has access to or possesses any knowledge that would give a competitor an unfair advantage) as of the Termination Date, to terminate its relationship with, or representation of, Employer or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s banking, lending, depository, treasury management, wealth management, investment advisory, investment or other business dealings with, or representation of, Employer.

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8.4    Non-Solicitation Of Employer’s Employees. During the Restricted Period, Executive shall not employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any employee of Employer as of the Termination Date or within the twelve (12) months prior to the Termination Date, or otherwise induce or entice any such employee to leave his or her employment with Employer during the Restricted Period.

8.5    Mutual Non-Disparagement. During the Restricted Period, Employer and Executive each agree that neither Employer nor Executive will make any public statements that materially disparage the other Party or any director, officer, employee, or client of Employer. Employer shall not be liable for any breach of its obligations under this Subsection if it informs its directors and executive officers of the content hereof, and requests that such directors and officers comply with this non-disparagement covenant. Notwithstanding the foregoing, nothing in this Subsection will prohibit Employer or Executive from making any truthful statements about the other when required by a court or a government agency or authority having jurisdiction over Employer or Executive. This covenant does not in any way restrict or impede Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA), the federal securities laws, or the Dodd-Frank Wall Street Reform and Consumer Protection Act to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation. This provision is inapplicable to sexual assault disputes or sexual harassment disputes as defined by Public Law 117-224 and that arise after the Effective Date of this Agreement.

9.SCOPE OF COVENANTS. The Parties desire for the confidentiality and restrictive covenants contained herein, including any time period and geographic scope, to be construed as broadly as permitted by applicable law. It is the Parties’ intent, and a critical inducement to Employer entering into this Agreement, to protect and preserve Employer’s legitimate interests, and thus the Parties agree that the time period and the geographic coverage and scope of the confidentiality and restrictive covenants contained herein are reasonable and necessary. However, if a court of competent jurisdiction finds that the time period of any of the foregoing confidentiality and restrictive covenants contained herein is too lengthy, the geographic scope is too broad, or the agreement overreaches in any way, the Parties authorize and respectfully ask the court to modify or, if modification is not possible, strike the offending portion, but only that portion, and grant the relief reasonably necessary to protect Employer’s interests so as to achieve the original intent of the Parties.
10.RETURN OF EMPLOYER’S PROPERTY. Upon Executive’s separation from employment or upon earlier at the request of Employer, Executive agrees to immediately return to Employer, in whatever medium (a) all mobile telephones, computers, laptops, tablets, credit cards, access cards, keys and passwords, (b) all records of Confidential Information and trade secret information, including, but not limited to, copies, notes, records, memoranda, and files, (c) all other documents, writings, electronic data, and materials of Employer, together with any copies or other reproductions thereof made by Executive or in the possession or control of Executive, and (d) all other property of Employer.
11.REMEDIES. Executive agrees that a threatened or existing violation of any of the confidentiality or restrictive covenants contained in this Agreement would cause Employer irreparable injury for which it would have no adequate remedy at law and agrees that Employer will be entitled to obtain a temporary restraining order or injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to Employer, Executive agrees that any breach of his or her confidentiality or restrictive covenants contained herein (a) will result in the immediate forfeiture of any remaining severance payments and other obligations of Employer to Executive under the Employment Agreement or any other written agreement between Employer and Executive as

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well as the forfeiture of any unvested equity awards of Executive, and (b) will require Executive to immediately repay to Employer any severance or other amounts previously received by Executive under the Employment Agreement or any other written agreement between Employer and Executive for the period during which Executive was in breach of any such confidentiality or restrictive covenants. If Employer breaches its obligations under to continue to pay or provide Executive’s severance or other post-employment compensation or benefits under the Employment Agreement or any other written agreement between Employer and Employee, then the confidentiality and restrictive covenants of Executive contained herein shall thereafter be binding upon and enforceable against Executive only so long as Employer has paid or provided, or is continuing to pay or provide, all severance, other amounts, employee benefits and equity as required under such employment agreements, any award agreement between Employer and Executive, or any employee benefit plan.
12.TOLLING OF TIME PERIODS. Executive agrees that in the event Executive violates any obligation under Sections 7, 8, 9, and 10 of this Agreement as to which there is a specific time period during which Executive is prohibited from certain actions and activities, such violation shall toll the running of such time period from the date of such violation until the date the violation ceases.
13.SUBSEQUENT EMPLOYMENT. In order to protect Employer’s rights under this Agreement, Executive agrees to the following:
(a)For a period of twelve (12) months following the termination of Executive’s employment with Employer for any reason, Executive shall provide Employer with advance notice of Executive’s acceptance of any subsequent employment. Executive hereby authorizes Employer, at its discretion, to contact Executive’s prospective or subsequent employers and inform them of this Agreement, the Employment Agreement, and any policy or other written agreement between Executive and Employer that may be in effect on Executive’s last day of employment. Executive understands that Executive has a duty to contact Employer if Executive has any questions regarding whether or not conduct by Executive would be restricted by this Agreement, and
(b)Executive shall make the terms and conditions of the confidentiality and restrictive covenants in this Agreement known to any Competing Business with which Executive becomes associated during the Restricted Period.
14.NOT AN EMPLOYMENT CONTRACT. This Agreement shall not create or constitute an agreement, contract, understanding, commitment, or arrangement for the employment of Executive by Employer and shall not affect the Employment Agreement, any award agreements related to any equity awards issued to Executive, insurance policies, or employee benefits applicable to Executive, all of which shall remain in full force and effect in accordance with their respective terms. Accordingly, Employer understands, acknowledges, and agrees that Executive has the right to terminate such employment with Employer at any time for any reason. Likewise, Executive understands, acknowledges, and agrees that Employer has the right to terminate such employment at any time for any reason. Such termination shall not in any circumstances invalidate or cause to be ineffective any of the provisions of this Agreement including, but not limited to, the confidentiality and restrictive covenants contained herein.

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15.SUCCESSORS AND ASSIGNS. This Agreement is personal to Executive and Executive’s rights or duties hereunder may not be assigned or delegated without the prior express written consent of Employer. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer, and Executive does hereby expressly consent to any assignment of this Agreement by Employer, including, without limitation, the restrictive covenants provisions contained herein, to any successor or assign of Employer.
16.CERTAIN WAIVERS. No failure or failures on the part of Employer to enforce any violation by Executive of this Agreement shall constitute a waiver of Employer’s rights thereafter to enforce all terms, restrictive covenants, provisions, and agreements contained herein.
17.SEVERABILITY. The parties acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, if any provision, or part thereof, of this Agreement is declared unenforceable or invalid by a court in a final ruling from which no appeal can be taken, the remaining provisions of this Agreement shall be unimpaired, and the unenforceable or invalid provision, or part thereof, shall be replaced with a provision, or part thereof, that is reasonable and valid and that comes closest to the parties’ intention underlying the unenforceable or invalid provision, or part thereof. Without limiting the foregoing, Executive’s obligations under Sections 7, 8, 9, and 10 of this Agreement are distinct, separable, and independently enforceable.
18.GOVERNING LAW, WAIVER OF JURY TRIAL. Executive agrees that all of Executive’s obligations hereunder shall be binding upon Executive’s heirs, beneficiaries and legal representatives and that the laws of the State of Indiana shall govern as to the interpretation and enforceability of this Agreement without regard to any conflicts or choice of law principles or rules. Executive and Employer agree that any claim or dispute between them shall be adjudicated exclusively in the State of Indiana, Vanderburgh County, or the United States District Court for the Southern District of Indiana. Executive and Employer hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.
19.ENTIRE AGREEMENT. This Agreement constitutes the entire and sole agreement between Employer and Executive with respect to the subject matter hereof, and there are no other agreements or understandings either written or oral with respect thereto. Notwithstanding the foregoing, the Employment Agreement, Employer’s Annual Incentive Compensation Plan and Amended and Restated 2008 Incentive Compensation Plan, and any award agreement between Employer and Executive relating to any equity awards issued to Executive are in addition to, and not in substitution or in lieu of, any similar covenants or provisions that may be applicable to Executive and entered into by Executive prior to, contemporaneously with, or after the entry into this Agreement, each of which shall remain in full force and effect, run parallel with this Agreement, and continue in addition to the provisions contained in this Agreement. THIS
PROVISION, AND EACH AND EVERY OTHER PROVISION OF THIS AGREEMENT MAY NOT UNDER ANY CIRCUMSTANCE BE MODIFIED, CHANGED, AMENDED, OR WAIVED VERBALLY, BUT MAY ONLY BE MODIFIED, CHANGED, AMENDED, OR WAIVED BY AN AGREEMENT IN WRITING EXECUTED BY ALL PARTIES HERETO.

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20.CAPTIONS. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and shall not be considered in the interpretation or enforcement of this Agreement.
21.RULES OF INTERPRETATION. In interpreting this Agreement, the following rules shall apply:
(i)The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, and

(ii)Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.

22.REVIEW AND CONSULTATION. Executive hereby acknowledges and agrees (a) Executive has read this Agreement in its entirety, (b) Executive understands the provisions and effects of this Agreement, (c) Employer advised Executive to consult with an attorney before executing this Agreement, (d) Employer provided Executive with at least fourteen (14) calendar days to review this Agreement, and (e) Executive is executing and entering into this Agreement knowingly and voluntarily.
23.COUNTERPARTS AND ELECTRONIC SIGNATURES. This Agreement may be executed in counterparts, each of which shall constitute an original agreement, but all of which shall constitute only one agreement. The exchange of copies of this Agreement or signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and shall be binding and with the same force and effect as the original Agreement for all purposes.
24.NOTICE. Any notice, request, instruction or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail or e-mail (only if there is clear evidence of receipt), as follows:

If to the Executive:	If to the Company:
At the current address on file with the Company	Old National Bancorp One Main Street Evansville, Indiana 47708 ATTENTION: Chief Legal Officer

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
OLD NATIONAL BANCORP

By: ______________________
Name:
Title:

OLD NATIONAL BANK

By: ______________________
Name:
Title:

EXECUTIVE

____________________
Name: XXXXX

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Attachment A
Disclosure Of Existing Obligations

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Attachment B
Exceptions to Work Made for Hire

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